Exhibit 99.1

For Release: October 17, 2007	Contact:	Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Holdings Corp. Announces Resignation of Director

WAYNESBORO, VA – October 17, 2007 – NTELOS Holdings Corp. (NASDAQ: NTLS) announced today the resignation of Andrew Gesell from the Company’s Board of Directors. Mr. Gesell was designated to the Board of Directors by Citigroup Venture Capital Equity Partners, L.P. (CVC) in accordance with the Company’s shareholders agreement. On September 25, 2007 CVC entered into an agreement to sell all of its shares of NTELOS common stock to an affiliate of Quadrangle Capital Partners LP.

James S. Quarforth, Chief Executive Officer, President and Chairman of the Board of Directors commented, “Speaking on behalf of the Board of Directors, we thank Andy for his dedicated service to NTELOS during the time CVC has been a major stockholder of our company.”

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About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.